Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Compass Therapeutics, Inc. (formerly known as Olivia Ventures, Inc.) of our report dated June 8, 2020 included in its Form 10-K dated June 8, 2020 relating to the financial statements as of and for the years ended March 31, 2020 and 2019.

/s/ Raich Ende Malter & Co. LLP

Melville, New York

January 13, 2021